Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential, including the identity and designation of the licensed antibody and its molecular target. Such omissions are marked with [***]. In addition, certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K; the registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of June 25, 2024 (the “Effective Date”), is by and between ISU ABXIS Co., Ltd, a Korean corporation, having an address at Pangyo Global R&D Center, C-5th Floor, Daewaongpangyo-ro 712 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 13488, Republic of Korea (“Licensor”) and Actinium Pharmaceuticals, Inc., a Delaware corporation with offices located at 100 Park Avenue, 23rd Floor, New York, New York 10017 USA (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensee is engaged in the business of developing radiopharmaceutical products and wishes to obtain, and Licensor is willing to grant to Licensee, a license under the Licensed Proprietary Rights on the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

“Affiliate” of a Party means any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity through the ownership of voting securities, by contract or otherwise. Control shall be presumed when there is direct or indirect ownership of more than 50% of the voting securities of an entity.

“Antibody Drug Conjugate” or “ADC” means an antibody or antigen-binding antibody fragment directly or indirectly linked to or otherwise comprising a cytotoxic chemical compound or cytotoxic peptide or cytotoxic protein sequence or other cytotoxin, designed for cell killing by a cytotoxic mechanism other than radiation-induced cell killing.

“Antibody Radioconjugate” or “ARC” means an antibody or antigen-binding antibody fragment directly or indirectly linked to or otherwise comprising a radionuclide.

“Change of Control” mean the occurrence of any of the following events: (i) a transfer to or acquisition of beneficial ownership of more than fifty percent (50%) of the outstanding voting shares of the Licensee; (ii) an acquisition of the Licensee by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), or (iii) a sale of all or substantially all of the business or assets of the Licensee.

“Combination Product” means a combination product as defined in United States 21 C.F.R. § 3.2(e) or any other product consisting of the [***] and any other drug, biological product, or medical device whether they are formulated together, packaged together and sold for a single price, or administered to patients together according to a Licensed Product label or other specific instructions approved by a Regulatory Authority (whether or not packaged together).

“Field” means (i) any and all uses in relation to radiopharmaceuticals, including all radiotherapeutic and/or in vivo radioimaging uses, and (ii) any and all in vivo imaging uses, in vitro diagnostics, and/or histopathology use in connection with (i).

“IND” means Investigational New Drug application.

“[***]” means the [***] antigen-binding monoclonal antibody having the immunoglobulin light chain amino acid sequence and the immunoglobulin heavy chain amino acid sequence set forth in Exhibit A, also known as “[***]”.

“[***]” means [***] and any antibody, whether monospecific or multi-specific, or antigen-binding antibody fragment that includes the complementarity determining regions (CDRs) of [***].

“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, clinical data, results and other material, including manufacturing procedures, test procedures, and purification and isolation techniques in written, electronic or any other form, and all other discoveries, developments, inventions (whether or not patented or patentable), and tangible embodiments of any of the foregoing, in each case owned or controlled by Licensor, that is necessary or useful for seeking or obtaining Regulatory Approval for Licensed Product in the Field in the Territory or for the manufacturing development or commercialization of Licensed Product in the Field in the Territory.

“Licensed Product” means any product that is an ARC, radiopharmaceutical composition or in vivo imaging agent which incorporates the [***] or uses the [***] in its design or manufacturer, or is an in vitro diagnostic or histopathology product which incorporates the [***] or uses the [***] in its design or manufacturer. For the avoidance of doubt, non-radioactively labeled (“cold”) [***] to be used as a pre-dose in preparation for administration of radiolabeled [***] to a subject is within the definition of Licensed Product. For the avoidance of doubt, with respect to Pretargeted Radio Immuno Therapy (PRIT) radiotherapy approaches, in which the delivery of the targeting agent is temporally dissociated from the delivery of the radionuclide to the targeting agent in a subject, PRIT targeting agents that include [***] are also within the definition of Licensed Product but only with respect to their use in targeting radionuclide in a subject.

“Licensed Product Diagnostic” means any Licensed Product that is not a Licensed Product Therapeutic.

“Licensed Product Therapeutic” means a Licensed Product that is used for treating a disease or medical condition in a human patient.

“Licensed Proprietary Rights” means any and all patents, trademarks, works of authorship, trade secrets, technology, Know-How, proprietary and other intellectual property rights owned or controlled by Licensor, covering the [***], Licensed Products, and reasonably necessary or useful for the manufacture, use, offer for sale, sale, import, export, development, commercialization, seeking or obtaining Regulatory Approval, and/or other exploitation of Licensed Product including, without limitation, those embodied in the patents and patents applications set forth in Exhibit B, and any patents, patent applications, utility models, or other intellectual property rights arising therefrom, and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing.

“Licensed Technology” means collectively, (i) the Licensed Proprietary Rights, and (ii) [***] producing cell lines (the “Cell Lines”).

“Marketing Approval” means a Regulatory Approval in a jurisdiction that permits the commercial sale of a Licensed Product for use in or with human patients.

“Net Sales” shall be calculated in accordance with the United States Generally Accepted Accounting Principles (“GAAP”) and means the gross amount invoiced by Licensee or any of its Sublicensees for the sale of Licensed Products (each as a “Seller”) for sales of the Licensed Product to independent unaffiliated third parties, less the following deductions actually allowed or taken if and to the extent they are included in the gross invoiced sales price of the Licensed Products or otherwise incurred by the Seller with respect to the sale of the Licensed Products: (a) rebates, quantity and cash discounts, and other usual and customary discounts to customers, (b) taxes (but excluding, for the avoidance of doubt, income taxes paid or payable by the Seller with respect to such sales) and any other duties paid, absorbed or allowed which are directly related to the sale of the Licensed Product, (c) credits, allowances, discounts and rebates, and chargebacks for spoiled, damaged, out-dated, recalled, rejected or returned Licensed Product, (d) actual freight and insurance costs incurred in transporting the Product to customers, (e) discounts or rebates or other payments required by applicable law, including any governmental special medical assistance programs, (f) rebates and similar payments made with respect to sales paid for by managed care organizations, hospitals, other buying groups or any governmental or regulatory authority such as but not limited to federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country, and (g) customs duties, surcharges and other governmental charges and rebates incurred in connection with the exportation or importation of the Licensed Product. Net Sales do not include sales or transfers by a Seller for resale, promotional use (including samples), regulatory, research, development, pre-clinical or clinical use, or compassionate or named-patient use or the like or as “treatment IND sales”, “named patient sales”, “compassionate use sales”, or pursuant to any expanded access programs or the like.

For any Licensed Product sold as a Combination Product, Net Sales will be determined by multiplying the Net Sales of the Combination Product (calculated in accordance with the preceding paragraphs) by the fraction A/(A+B), where A is the weighted average sale price of such Licensed Product when sold separately in finished form and B is the weighted average sale price of the other drug(s), medical device(s), or biological product(s) in the Combination Product when sold separately in finished form; provided that, (x) if A cannot be determined, Net Sales of the Combination Product will be multiplied by one (1) minus B/C, where C is the weighted average sale price of the Combination Product; (y) if B cannot be determined, Net Sales of the Combination Product will be multiplied by A/C; and (z) if both A and B cannot be determined, then the Parties shall discuss a reasonable estimation of the fair market value of such Product and such other drug(s), medical device(s), or biological product(s) to determine Net Sales taking into account the relative value of each in such Combination Product.

“Regulatory Approval” means all technical, medical and scientific licenses, registrations, and approvals (including pricing and reimbursement approvals) necessary for the development or commercialization of a Licensed Product in a regulatory jurisdiction.

“Regulatory Authority” means the FDA and any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other governmental authority involved in granting Regulatory Approval in a regulatory jurisdiction.

“Regulatory Filings” means all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Licensed Product made to or received from any Regulatory Authority in a regulatory jurisdiction.

“Regulatory Materials” means all Regulatory Filings, Regulatory Approvals, correspondence, meeting minutes, and other materials reflecting submissions or communications with a Regulatory Authority concerning the [***] or any Licensed Product.

“Sublicensee” means an Affiliate of Licensee or a third party, in either case, to which Licensee has granted a sublicense pursuant to Section 2(b) of this Agreement.

“Territory” means worldwide.

“Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted patent within the Licensed Proprietary Rights as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a governmental authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. License.

(a) Grant. Licensor hereby grants to Licensee, for and during the Term, an exclusive, even as to Licensor, non-sublicensable (except in accordance with Section 2(b)), and non-transferable (except in accordance with Section 15) right and license under the Licensed Technology to make, have made, develop, have developed, use, offer to sell, sell, and import Licensed Products, and to make, have made, use, have used, and import the [***] in connection therewith, in each case in the Field in the Territory. For the avoidance of doubt, Licensee shall not develop or commercialize the [***] as, or as a component of, an ADC or any other product outside the Field.

(b) Sublicensing. Licensee may grant sublicenses under the rights and licenses granted in Section 2(a) to its Affiliates and to third parties, through multiple tiers, and without Licensor’s prior written consent. Licensee shall provide Licensor with a written summary of the key terms of such sublicense, including but not limited to the term of the sublicense, consideration to be paid to Licensee and the rights and licenses to be sublicensed. All sublicenses must be in writing and be subject to and consistent with the applicable terms and conditions of this Agreement. Licensee shall be responsible and liable to Licensor for compliance by Sublicensees with the applicable provisions of this Agreement and for Sublicensees’ performance under any Sublicense Agreement. Licensee shall deliver to Licensor a true, complete, and correct copy of each such sublicense agreement and any amendment thereto (“Sublicense Agreement”) promptly following its execution, which sublicenses and amendments shall constitute Confidential Information of Licensee subject to the confidentiality provisions of this Agreement. Notwithstanding the preceding, Licensee may redact any information which does not relate to Licensed Product, in the copies of sublicenses and any amendments thereto provided to Licensor. Licensee shall ensure that each Sublicensee complies with the applicable terms and conditions of this Agreement. Licensee and its Sublicensees may appoint distributors, wholesalers or appoint any third party to provide services including sales, logistics and/or regulatory services, all of which shall not be considered Sublicensees.

(c) Development Efforts by Licensee. Licensee will exercise commercially reasonable efforts to develop a Licensed Product in the Field and obtain and maintain the Regulatory Approvals during the Term, at its sole cost and expense; provided that Licensee shall submit the Regulatory Filings and obtain the Regulatory Approvals in accordance with the development plan as set forth in Exhibit E. Licensee shall inform and update Licensor on a quarterly basis of its plans, strategies, activities and progress in carrying out the development of the Licensed Product in the Field during the Term, including but not limited to the submissions of Regulatory Filings and of any Regulatory Approvals obtained.

(d) Commercialization Efforts by Licensee. Licensee will exercise commercially reasonable efforts to commercialize a Licensed Product in the Field during the Term, at its sole cost and expense. In addition, in jurisdictions in which Marketing Approval is received, Licensee will exercise commercially reasonable efforts to launch a Licensed Product in accordance with a commercialization plan to be provided to Licensor within thirty (30) days after such Marketing Approval is received. Licensee may develop and implement a branding strategy (including global positioning, promotional messages, colors, and other visual branding elements) for any Licensed Product for use in commercializing such Licensed Product in Field in the Territory (the “Branding Strategy”). Licensee will be responsible for the creation, production, and filing with the applicable Regulatory Authorities of all written sales, marketing, promotion, and advertising materials for use in the commercialization of Licensed Products in the Field in the Territory (“Promotional Materials”). Beginning with the calendar quarter preceding an expected decision on Marketing Approval by a Regulatory Authority, Licensee shall inform and update Licensor on a quarterly basis of its plans, strategies, activities and progress in carrying out the commercialization of the Licensed Product in the Field in such jurisdiction in which Marketing Approval is expected, during the Term, including any Brand Strategy developed and/or implemented and any Promotional Materials created. Licensee may disclose on a confidential basis, without Licensor’s prior written consent, the subject matter of this Agreement, including the identity of Licensor in connection with the Branding Strategy and/or Promotional Material and otherwise to the extent useful for Licensee to exercise its rights or perform its obligations under this Agreement.

(e) Competitive ARC Development Restrictions. During the Term, Licensor (i) shall not itself or through an Affiliate or through a joint venture or the like develop and/or commercialize an ARC against [***] or any other [***]-targeted agent that includes a radionuclide, and (ii) shall not itself or through an Affiliate grant a license to or otherwise transfer rights or licenses to any third-party for the development and/or commercialization of an ARC against [***] or any other [***]-targeted agent that includes a radionuclide.

(f) Rights Retained by Licensor. Nothing in this Agreement restricts Licensor from developing and commercializing [***] as, or as a component of, a product that is not a Licensed Product or outside the Field.

(g) Inventions. Licensee shall grant Licensor a non-exclusive, royalty-free, perpetual license, with the right to grant sublicenses, to any improvements in the manufacturing of [***] that may be developed by Licensee. For the avoidance of doubt, Licensee shall not apply for, seek to obtain or obtain any patents with respect to any inventions, discoveries and developments, made, conceived, reduced to practice or developed as a result of or in connection with any use of the Licensed Technology in breach of Section 2(a) and Licensee shall not and shall not permit any person or entity to use or otherwise exploit any such inventions, discoveries and/or developments or any patents obtained or patent applications filed in breach of this Section 2(g).

3. Required Transfers and Support.

(a) Licensor shall deliver to Licensee or its designated recipient the quantities of [***] as set forth in Exhibit C, free of charge, and in accordance with Section 4. In the event that Licensee requires additional quantities of [***], the Parties shall discuss in good faith and agree on the terms of supply including but not limited to the price of such additional quantities.

(b) Within five (5) weeks after the Effective Date, in coordination with Licensee, Licensor shall deliver to Licensee or Licensee’s designated recipient, the [***] cell banks set forth in Exhibit C, free of charge. If such [***] cell banks fail to meet the specifications as set forth in Exhibit C or are damaged during shipment, Licensor shall be responsible for providing replacement [***] cell banks that meet such specification within five (5) weeks of notification by Licensee. In the event that Licensee requires additional Cell Lines, the Parties shall discuss in good faith and agree on the terms of supply including but not limited to the price of such Cell Lines.

(c) According to the schedule set forth in Section (c) of Exhibit C (“Technical Information”) and otherwise no later than fourteen (14) days after the Effective Date, Licensor shall provide to Licensee English-language (translated if not originally in English) and any original non-English language versions of all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test method protocols, method reports, method SOPs, stability protocols, data and reports for cell banks, Drug Substance and Drug Product, procedures, results, studies, analyses, raw material sources, data, manufacturing data, executed batch records, test results and release records, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, and skills (i) related to the [***] to be transferred to Licensee pursuant to Section 3(a), (ii) related to all [***] batches listed in Licensor’s Common Technical Documents (CTDs), (iii) related to the Cell Lines and/or the cell banks to be transferred to Licensee pursuant to Section 3(b), and/or (iii) necessary or useful in the manufacture or use of [***] and/or Licensed Products, as set forth in Section (c) of Exhibit C (“Technical Information”). In the event that Licensee requests additional information required for the manufacture or use of [***] and/or Licensed Products in accordance with the terms and conditions of this Agreement, Licensor shall promptly provide such requested information if it is in Licensor’s possession. If additional tangible materials in Licensor’s possession other than those set forth in Sections 3(a) and 3(b) are requested by Licensee, Licensee and Licensor shall engage in good faith discussions to explore if and how such request can be fulfilled.

(d) Upon Licensee’s reasonable request during the Term, Licensor shall use commercially reasonable efforts to make available one or more of its technical personnel to provide Licensee with reasonable technical assistance concerning the [***] applicable to the Licensed Products at no additional cost to Licensee, except that Licensee shall reimburse Licensor for reasonable travel and other out-of-pocket expenses incurred by Licensor’s technical personnel in providing such technical assistance; and provided that the Parties shall agree on the scope and duration of such technical assistance. The total duration of the technical assistance to be provided by Licensor to Licensee during the Term shall not exceed [***] days per year, for the first two (2) years following the Effective Date. In the event Licensee requests additional technical assistance and Licensor agrees to provide such technical assistance, the Parties shall discuss in good faith and agree on the details of such additional technical assistance to be provided and the hourly rate applicable to such additional technical assistance, and Licensee agrees to reimburse Licensor for its reasonable costs for such technical assistance at such hourly rate together with actual, documented, and reasonable travel and out-of-pocket expenses incurred by Licensor’s representatives in providing such technical assistance that have been agreed in writing by the Parties.

(e) Licensor shall provide Licensee with all necessary documents or supporting data and materials, in Licensor’s possession and/or control, as required by applicable laws or regulation to seek and obtain Regulatory Approval of Licensed Product.

(f) Licensor shall maintain any and all [***] preclinical and clinical data and regulatory packages/filings. During the Term, Licensor shall provide Licensee with access to, with cooperative support with respect to, and with the right to cite, reference, and make copies of [***] preclinical and clinical data, regulatory packages/filings and other Regulatory Materials relating solely to [***]. Upon Licensee’s reasonable request during the Term, Licensor agrees to promptly provide to the U.S. Food and Drug Administration and any corresponding regulatory authorities of other countries or jurisdictions with letters granting Licensee or its Sublicensees with such rights to reference.

(g) Without any additional consideration, Licensor hereby grants to Licensee, its Affiliates and Sublicensees a Right of Reference and Use, as that term is defined in United States 21 C.F.R. § 314.3(b), to all of its Regulatory Materials to the extent necessary or reasonably useful to develop or commercialize the Licensed Product. Licensor agrees to provide an appropriate Letter of Authorization upon request of Licensee, its Affiliates or Sublicensees to enable reference of Regulatory Materials on file with a Regulatory Authority.

4. Payments.

(a) Upfront Payment. Licensee shall pay Licensor the non-refundable, non-creditable and non-cancellable Upfront Payment set forth in Exhibit D in the manner of payment set forth in Section 4(a)(i).

(i) Manner of Payment

Licensor shall within three (3) weeks after the Effective date, in coordination with Licensee, ship to Licensee’s designated recipient/receiving facility at least [***] vials of [***] Reference Standard (RS) material (Lot [***]). Subject to receipt of said [***] Reference Standard (RS) material by Licensee’s designated recipient/receiving facility, Licensee shall pay to Licensor [***] of the total non-refundable, non-creditable and non-cancellable Upfront Payment set forth in Exhibit D within thirty (30) days after the Effective Date.

DS Lot [***] Retained Sample Testing

No later than five (5) business days after the Effective Date, Licensor shall undertake and, if already initiated shall continue, the performance of the tests on retained samples of the bulk drug substance of DS Lot [***] set forth in Section (c)(vi) of Exhibit C.

Within eight (8) weeks of the Effective Date, Licensor shall complete said testing and provide the original results and raw data, including English translations thereof to Licensee for review. Licensee shall take five (5) business days to perform its review. If the drug substance (DS Lot [***]) meets all Drug Substance (DS) release and stability specifications with respect to the tests set forth Section (c)(vi) of Exhibit C [***], Licensee shall pay to Licensor [***] of the total non-refundable, non-creditable and non-cancellable Upfront Payment set forth in Exhibit D and, within one (1) week, Licensor shall make shipment of the quantities of [***] as set forth in Section (a) of Exhibit C to Licensee’s designated recipient/receiving facility as coordinated with Licensee. Upon Licensor’s delivery of the quantities of [***] as set forth in Section (a) of Exhibit C to Licensee’s designated recipient/receiving facility, Licensee will retain [***] vials of the [***] RS material and return to Licensor the remaining [***] RS material vials.

Replacement Bulk Drug Substance Manufacturing

In the event that the retained samples of the bulk drug substance (DS Lot [***]) fail to meet all Drug Substance (DS) release and stability specifications with respect to the tests set forth in Section (c)(vi) of Exhibit C, Licensor shall immediately commence the manufacture of a full batch of GMP clinical grade [***] drug substance to be delivered within six (6) months to Licensee’s designated recipient/receiving facility (the “Replacement Material”). Upon such delivery of the Replacement Material, Licensee shall pay Licensor [***] of the total non-refundable, non-creditable and non-cancellable Upfront Payment set forth in Exhibit D, and Licensee will retain [***] vials of the [***] RS material and return to Licensor the remaining [***] RS material vials.

(b) Milestone Payments. Licensee shall pay to Licensor the non-refundable, non-creditable and non-cancellable Development Milestone Payments for Licensed Product, the Regulatory Milestone Payments for Licensed Product, and the Sales Milestone Payments, as set forth in Exhibit D, each on a one-time only basis, and as follows. Licensee shall notify Licensor of each milestone event achieved within ten (10) business days after such milestone event has been achieved or in the case of the Sales Milestone Event, within ten (10) business days after Licensee [***] that it has been achieved. Each of said one-time milestone payments shall be paid within sixty (60) days of the respective qualifying milestone event having been achieved or in the case of the Sales Milestone Event, within sixty (60) days of Licensee [***] that it has been achieved. The Development Milestone Payments for Licensed Product and the Regulatory Milestone Payments for Licensed Product set forth in Exhibit D each apply only to the first Licensed Product that achieves the applicable milestone event. For the purpose of clarity, if the first Development Milestone Event is achieved with respect to a particular Licensed Product, the second and/or third Development Milestone Event or any of the Regulatory Milestone Event need not be achieved with the same Licensed Product.

(c) Net Sales Based Royalty. Licensee shall pay to Licensor a royalty of [***] of Net Sales of Licensed Products during the Term; provided, however, that during any period in the Term (i) prior to the issuance of the first issued patent having a Valid Claim covering the [***] within the Licensed Proprietary Rights in a country, or (ii) after the expiration of the last-to-expire patent having a Valid Claim covering the [***] within the Licensed Proprietary Rights in a country, or (iii) for which there is otherwise no patent having a Valid Claim covering the [***] within the Licensed Proprietary Rights in a country, the royalty due with respect to Net Sales of Licensed Products in that country will be reduced by [***] to [***]. For the avoidance of doubt, in no event shall the royalty due with respect to Net Sales of Licensed Product in any country during the Term, be reduced to below [***]. No multiple royalties will be due because any Licensed Product is covered by more than one patent application or patent included within the Licensed Proprietary Rights in a country.

(d) Sublicensing Payments Based Royalty. Separate and apart from the Net Sales Based Royalty set forth in Section 4(c), Licensee shall pay to Licensor a percent royalty of any upfront payment, milestone payments, and any other consideration Licensee receives from a Sublicensee, other than sales based royalty payments (“Sublicense Fee”) in connection with a sublicense granted pursuant to Section 2(b) of this Agreement for a Licensed Product (“Sublicense”), as set forth in Exhibit D (“Sublicense Payments”).

(e) Royalty Reports and Royalty Payments. Within forty-five (45) days following the end of each quarter in which Licensee receive any revenues for Net Sales by Licensee, and/or in which Licensee receives sublicensing revenue based on Net Sales by a non-Affiliate Sublicensee and/or any Sublicense Fees from a Sublicensee, Licensee shall provide Licensor with a written quarterly royalty report (“Royalty Report”) describing the respective Net Sales achieved by Licensee and/or its Affiliates and/or non-Affiliate Sublicensee during such quarter and any Sublicense Payments received by Licensee in the quarter, on a Licensed Product-by-Licensed Product basis and country by country basis, and the respective royalty calculations and pay such royalty payments owed to Licensor, provided that with respect to the Net Sales royalty due to Licensor for Net Sales of Licensed Product achieved by Licensee’s Non-Affiliate Sublicensees, payment to Licensor shall be due forty-five (45) days after the end of the quarter in which the Net Sales of Licensed Product achieved by Non-Affiliate Sublicensees is reported to Licensee with interest accruing on any amount not paid to Licensor by the due date in accordance with Section 4(j), provided further that under no circumstances shall Licensee delay said royalty payments to Licensor for more than one (1) year beyond the due date.

(f) Manner of Payments. Licensee shall make all payments due hereunder in United States Dollars (USD) by wire transfer of immediately available funds to a bank account Licensor designates in writing.

(g) Records and Audit. Licensee shall keep and maintain, and shall cause its Sublicensees to keep and maintain, in accordance with GAAP or other recognized generally accepted accounting principles, records in sufficient detail to verify the completeness and accuracy of any royalty report submitted under Section 4(d) and the calculation of payments due to Licensor hereunder. Beginning one year following issuance of the first Royalty Report by Licensee pursuant to Section 4(d), Licensor, at its sole expense, may at any time, appoint an independent certified public accountant mutually agreed upon by the Parties (“Auditor”) to verify Royalty Reports issued and payments made to Licensor hereunder, provided that Licensor may have such an audit conducted no more than once per calendar year. Any such Audits may be conducted only of the Royalty Reports issued in the 24 months preceding the date the Audit request is made, provided that no Royalty Report shall be audited more than once. Licensee shall give the Auditor access to Licensee’s records kept in accordance with this Section upon reasonable notice but no less than 30 days to Licensee and during Licensee’s normal business hours. All information and materials made available to the Auditor in connection with such audit will be deemed to be Licensee’s Confidential Information. Licensor shall provide to Licensee a true and complete copy of the Auditor’s audit report within 3 days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount within 30 days after Licensee’s receipt of the audit report. If a payment deficiency is determined and such deficiency is [***] or greater than the amount actually reported by Licensee, Licensee shall reimburse Licensor for all reasonable expenses incurred by Licensor in connection with such audit. Licensee agrees to pay past due amounts for any deficiency error.

(h) Royalty Stacking. If, during the Term, Licensee in its sole discretion takes a royalty-bearing license under intellectual property rights owned by a third party reasonably required to make, use, offer to sell, sell, or import any Licensed Product in the Field in a jurisdiction in the Territory, Licensee may deduct from any Royalty due on the Net Sales of such Licensed Products in the Field in that jurisdiction the license fees, royalties, or other amounts paid by Licensee to such third party for such Licensed Product, provided that the royalty due with respect to Net Sales of Licensed Product in any country shall not be reduced to below [***].

(i) Deductions and Withholdings. Licensee will make all payments to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by applicable laws in effect at the time of payment. If applicable laws require that Licensee withhold any taxes from the amounts paid to Licensor hereunder, Licensee shall deduct such taxes from the amounts paid by Licensee hereunder, make timely payment of such taxes to the proper taxing authority for the account of Licensor and send proof of such payment to Licensor within thirty (30) days following such payment. Further, Licensee shall provide Licensor copies of any tax receipts for any such taxes paid, together with copies of all pertinent communications from or with governmental authorities with respect thereto. At Licensor’ reasonable request, Licensee shall assist Licensor in any effort by Licensor in claiming any exemption from such taxes under any double taxation or similar agreement or treaty from time to time in force, and in minimizing the amount required to be so withheld.

(j) Any payment due to a Party under this Agreement that is past due shall bear interest at the per annum U.S. prime rate published by the Wall Street Journal (the Wall Street Journal Prime Rate) or the maximum legal annual interest rate, whichever is lower, starting with the date immediately following the original due dates for the aggregate amount of any payments that are not paid on or before the due dates. The obligation to pay interest on such late payments set forth in this Agreement does not, in any way, limit or restrict a Party’s right to any other rights or remedies that may be available to it, including any applicable right to terminate this Agreement in accordance with the terms and conditions of this Agreement.

5. Patent Prosecution and Maintenance.

(a) Patent Prosecution and Maintenance. Subject to Section 5(b), for each patent application and patent included within the Licensed Proprietary Rights, Licensor shall:

(i) subject to Section 5(b), prepare, file, prosecute, and maintain such patent application and patent at its sole costs and expense using reasonable care and skill;

(ii) keep Licensee currently informed of the filing and progress of all aspects of the prosecution of such patent application and the issuance of patents from any such patent application;

(iii) provide Licensee with a copy of such patent application, amendments thereto, and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit Licensee an opportunity to offer its comments thereon before making a submission to a patent office and Licensor shall consider in good faith Licensee’s comments;

(iv) consult with Licensee concerning any decisions that could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent; and

(v) notify Licensee in writing of any changes in the scope or status of such patent or patent application.

(b) Abandonment. If Licensor plans to abandon any patent application or patent covering [***] in the Territory, Licensor shall notify Licensee in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute and maintain such patent application or patent and consult with Licensee prior to making any decisions regarding the abandonment of such patent application or patent, provided that, at Licensee’s option, before any such abandonment such patent application or patent shall be assigned by Licensor to Licensee free of charge. Licensor shall not in any case abandon a patent application in any jurisdiction in which a patent that covers [***] has not already been granted without the written consent of Licensee.

6. Defense of Licensed Proprietary Rights.

(a) Notice of Infringement. If either Party becomes aware of any suspected or actual infringement of any third party intellectual property by the Licensed Product, [***] or the Licensed Technology in the Field in the Territory or any claim that any patent application or patent included within the Licensed Proprietary Rights is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

(b) Cooperation. If the [***] or Licensed Technology becomes the subject of a third party claim of intellectual property infringement, misappropriation or misuse in the Territory, upon the request of the Party defending against such claim, the other Party shall provide all reasonable cooperation and assistance, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If Licensee defends against any such claim in the Territory, then Licensor may, at its option, elect to join Licensee in such defense, in which case Licensor shall bear its own out-of-pocket expenses (including the fees and expenses of any separate counsel) arising from such election to join.

7. Enforcement of Licensed Proprietary Rights.

(a) Notice of Infringement. If either Party becomes aware of any suspected infringement, misappropriation or misuse of any Licensed Proprietary Rights by a third party in the Field in the Territory, such Party shall promptly notify the other Party and provide it with all details of such infringement, misappropriation or misuse, as applicable, that are known by such Party.

(b) Right to Bring Enforcement Action. Licensor shall have the right, but not the obligation, to institute any action against third parties for any infringement, misappropriation or misuse of any Licensed Proprietary Rights in the Territory (each an “Enforcement Action”), and control the conduct thereof. Notwithstanding the foregoing, if Licensor does not institute any Enforcement Action with respect to any commercially significant third-party infringement, misappropriation or misuse within thirty (30) days of a request by Licensee, or earlier notifies Licensee in writing of its intent not to do so, then Licensee shall have the right, but not the obligation, to bring such an Enforcement Action and to control the conduct thereof.

8. Cooperation, Recovery, and Settlement of Enforcement Action.

(a) In the event a Party undertakes the enforcement or defense of any Licensed Proprietary Rights in accordance with Section 7:

(i) the other Party shall provide all reasonable cooperation and assistance, at the prosecuting Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such Enforcement Action;

(ii) any recovery, damages, or settlement derived from such Enforcement Action will be allocated first pro rata to the reimbursement of any costs and expenses, including attorneys’ fees, incurred by the Parties in such Enforcement Action, with any remaining amounts shared as follows: [***] the non-prosecuting Party and [***] prosecuting Party; and

(iii) the prosecuting Party may settle any such Enforcement Action, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party; provided that such settlement or other disposition does not require any payment or other liability or admission by the other Party and does not adversely affect the other Party, any of the rights granted under this Agreement, or the scope or enforceability of the Licensed Proprietary Rights. Any other settlement, consent judgment, or voluntary final disposition of requires the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

9. Compliance with Laws.

Each Party shall comply with all applicable laws and regulations in the Territory in exercising its rights and performing its obligations under this Agreement. If recordation of this Agreement or any part of it with a national or supranational governmental authority is necessary for Licensee to fully enjoy the rights, privileges, and benefits of this Agreement, Licensor shall, at its own expense and in accordance with its confidentiality obligations under Section 10, upon Licensee’s request, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational governmental authority.

10. Confidentiality.

(a) Confidential Information. Each Party (“Receiving Party”) acknowledges that in connection with this Agreement it will gain access to certain non-public, confidential, or proprietary information and materials of the other Party (“Disclosing Party”), regarding or embodying, for example, such Disclosing Party’s technology, know-how, products, business information or objectives, in oral, written, visual, graphic or electronic form (“Confidential Information”). Confidential Information shall also include the existence, terms and conditions of this Agreement. For the purposes of clarity, Licensed Technology, Technical Information and the full sequence of the [***] are Confidential Information of Licensor. Confidential Information does not include information that at the time of disclosure is: (i) in the public domain; (ii) known to the Receiving Party, other than under an obligation of confidentiality; (iii) rightfully obtained by the receiving Party on a non-confidential basis from a third party; or (iv) independently developed by the Receiving Party without use of the Confidential Information. This Section 10 shall apply to Confidential Information that is disclosed before or after execution of this Agreement.

(b) Confidentiality. The Receiving Party shall (i) maintain the Confidential Information in strict confidence using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and nature, but in no event less than a reasonable degree of care; (ii) not disclose the Confidential Information to any other person or entity without the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Section 10; (iii) limit dissemination of and access to the Confidential Information to its employees, directors, agents and advisors who have a need to know such Confidential Information for the purpose of this Agreement and who are under at least as stringent conditions of confidentiality and limitations on use as set forth in this Agreement; and (iv) not use such Confidential Information for any purpose except to exercise its rights or satisfy its obligations as permitted by this Agreement, including, in the case of Licensee, the exercise of the rights and licenses granted to Licensee hereunder (it being understood that this subsection (iv) shall not create or imply any rights or licenses not expressly granted under this Agreement). The obligations of confidentiality and non-use with respect to any Confidential Information shall survive the termination of this Agreement for ten (10) years. Notwithstanding the foregoing, the Receiving Party may disclose the existence and the terms and conditions of this Agreement to financial institutions, banks, potential investors, and counterparties with respect to potential or actual Change of Control transactions (collectively “Permitted Third Parties” and each a “Permitted Third Party”) who have entered into binding written agreements ensuring confidentiality and limitation on use of the Confidential Information under at least as stringent conditions as set forth in this Agreement, provided that such binding written agreement may have a term of less than ten (10) years so long as such agreement strictly requires the destruction of the subject Confidential Information by the Permitted Third Party at the end of its term and upon the Receiving Party’s request to the Permitted Third Party.

(c) Required Disclosures. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the limited extent required to comply with an order of a court or other governmental body, or as otherwise necessary to comply with applicable law or regulations, provided that the Receiving Party shall, if legally permitted, first have given written notice to the Disclosing Party and have made a reasonable effort to obtain a protective order.

(d) Trade Secrets. With respect to any Confidential Information that constitutes a trade secret as determined under applicable law and is marked, designated, or otherwise identified as “trade secret”, such obligations of non-disclosure will survive the termination of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

(e) Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control (which the Receiving party no longer has the right to use) and take all reasonable steps to permanently erase all electronic copies of such Confidential Information, provided that neither Party shall be required to delete or destroy copies of Confidential Information stored in electronic archival storage media. Subject to the preceding sentence, the Receiving party may retain one (1) copy of the Confidential Information for legal and compliance purposes.

11. Appointment of Party Liaisons.

Within 15 days after the Effective Date, each Party shall appoint two of its employees as liaisons who shall represent the Party in its discussions with the other Party regarding the performance of and any developments relating to this Agreement and shall notify the other Party in the event of any change in the appointment of its liaisons. During the term of this Agreement, the Parties shall meet and confer with each other via one or more of each Party’s liaisons once per calendar year, and as otherwise agreed by the Parties. The meetings conducted pursuant to this Section 11 may be conducted in-person, telephonically or via video conference or the like, as agreed by the Parties.

12. Representations.

(a) Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; (iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms; (v) it has obtained all consents, approvals and authorizations from governmental authorities required for the Party to enter into this Agreement.

(b) Licensor Representations. Licensor represents and warrants that, as of the Effective Date: (i) Licensor is the owner of the entire right, title, and interest in and to the Licensed Proprietary Rights; (ii) to Licensor’s knowledge, the Licensed Proprietary Rights are all the intellectual property owned or controlled by Licensor or its Affiliates that are necessary for Licensee to make, use, and import [***] in the Territory; (iii) it has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Proprietary Rights that conflicts with the rights and licenses granted to Licensee hereunder; (iv) to Licensor’s knowledge, there are no intellectual property rights owned or possessed by any third party that would be infringed by the practice of the Licensed Proprietary Rights or use of the [***]; (v) to Licensor’s knowledge, Licensor has complied with all applicable laws in connection with the patent prosecution of the Licensed Proprietary Rights, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto; (vi) to Licensor’s knowledge, there is no settled, pending, or threatened litigation, claim, or proceeding alleging that any Licensed Proprietary Rights is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office), and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding; (vii) that the antibody consisting of the immunoglobulin heavy chain amino acid sequence and the immunoglobulin light chain amino acid sequence set forth in Exhibit A is one and the same as Licensor’s clinical stage, monoclonal antibody candidate known as “[***]” and “[***]”; (viii) that, as of the Effective Date, the list of patent applications and issued patents set forth in Exhibit B represents a complete listing of all pending applications and granted rights for patents or other intellectual property protection, including utility models, licensed by, owned by or controlled by Licensor, that relate to [***]; (ix) that, as of the Effective Date, all the patent applications set forth in Exhibit B that have not already granted as patents are pending and none have been abandoned or otherwise lapsed and all the issued patents set forth in Exhibit B remain in-force and none has been abandoned or otherwise lapsed or has been found to be invalid or unenforceable in-part or in-whole; and (x) that each of the issued patents set forth in Exhibit B covers within the scope of its patent claims [***].

(c) Licensee Representations. Licensee represents and warrants that all of its activities related to its use of the [***], Licensed Products and Licensed Technology pursuant to this Agreement shall comply with all applicable legal and regulatory requirements in the Territory.

(d) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 12 OR ELSEWHERE IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE LICENSED PROPRIETARY RIGHTS, [***], [***], CELL LINES OR ANY TECHNICAL INFORMATION, OR THE ACCURACY, COMPLETENESS, OR USEFULNESS FOR ANY PURPOSE OF ANY LICENSED PROPRIETARY RIGHTS, [***], [***], CELL LINES OR TECHNICAL INFORMATION. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 12 OR ELSEWHERE IN THIS AGREEMENT, LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

13. Indemnification.

(a) Licensor Indemnification. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) resulting from any third-party claim, suit, action, or other proceeding arising out of or resulting from any third-party claim, suit, action, or proceeding related to, arising out of, or resulting from Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement.

(b) Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, and agents against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) resulting from any third-party claim, suit, action, or other proceeding related to, arising out of, or resulting from (i) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement; (ii) the infringement, misappropriation, or other violation of any intellectual property rights by the development, manufacture, use, offer for sale, sale, import, export, commercialization or other exploitation of any [***] and/or any Licensed Product in the Territory, in each case by or on behalf of Licensee or its Affiliates or Sublicensees; or (iii) any product liability, personal injury or property damage resulting from third party use of any [***] produced by or on behalf of Licensee or its Affiliates or Sublicensees or any Licensed Product produced by or on behalf of Licensee or its Affiliates or Sublicensees, except in the case of (ii) or (iii) to the extent caused by the gross negligence or fraud by Licensor.

(c) Indemnification Procedure. A party seeking indemnification (“Indemnified Party”) shall promptly notify the other party (“Indemnifying Party”) in writing upon becoming aware of any claim, suit, action, or other proceeding for which the Indemnifying Party is obligated to provide indemnification under this Section 13 (“Indemnified Claim”). The Indemnifying Party shall control the investigation and defense of the Indemnified Claim and shall employ counsel reasonably acceptable to the Indemnified Party to handle and defend the Indemnified Claim, at the Indemnifying Party’s expense. The Indemnified Party shall provide all assistance reasonably requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not settle any Indemnified Claim in a manner that adversely affects the rights of the Indemnified Party or its Affiliates without the Indemnified Party’s prior written consent. The Indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its choice.

14. Exclusion of Consequential and Other Indirect Damages; Limitation of Liability.

(a) EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY, INTENTIONAL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR FRAUD, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

(b) EXCEPT WITH RESPECT TO OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, INTENTIONAL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR FRAUD, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO LICENSOR PURSUANT TO THIS AGREEMENT.

15. Term and Termination.

(a) Term. This Agreement is effective as of the Effective Date and shall continue in full force and effect until and unless terminated earlier in accordance with Section 15(b).

(b) Termination.

(i) By Mutual Consent. This Agreement may be terminated by the mutual written agreement of the Parties.

(ii) By a Party for Insolvency. Each Party may terminate this Agreement on written notice to the other Party, if the other Party files a petition for bankruptcy, becomes insolvent, is unable to pay its debts as they become due, or is the subject of an involuntary petition for bankruptcy or insolvency filed against it under any bankruptcy or insolvency act and said petition filed against it is not dismissed within ninety (90) days.

(iii) By Licensee. Licensee may terminate this Agreement at any time by providing at least 120 days’ prior written notice including a written reason for the termination to Licensor.

(iv) By a Party for Uncured Material Breach by the Other Party. Each Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within 120 days after receiving written notice thereof.

(c) Effect of Termination. Upon any termination of this Agreement: (i) Licensee shall immediately cease exercising all rights granted under the Licensed Technology except as provided for under this Section 15(c). (ii) Each Party shall promptly return to the other Party, or delete or destroy, relevant records and materials in such Party’s possession or control containing the other Party’s Confidential Information in accordance with Section 10(e). (iii) All Sublicenses granted by Licensee will automatically terminate; provided: (A) Termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of termination. (B) For a period of ninety (90) days after the effective date of the termination of this Agreement (the “Sell-Off Period”), Licensee, and each of its Sublicensees, will have the right to sell or otherwise dispose of all existing Licensed Products in its possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Licensed Products in the course of manufacture as of the effective date of termination, in each case, in accordance with the applicable terms and conditions of this Agreement, including the royalty obligations of Section 4. (C) The rights and obligations of the Parties set forth in this Section 15(c) and Section 2(g) (Inventions), Section 4(g) (Payments), Section 10 (Confidentiality), Section 12(d) (Disclaimers), Section 13 (Indemnification), Section 14 (Exclusions of Consequential and Other Indirect Damages; Limitation of Liability), and Section 17 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement which, by its express terms or nature and context is intended to survive the termination of this Agreement, will survive any such termination.

16. Assignment.

Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which may not be unreasonably withheld or delayed, except that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party’s consent: (a) to an Affiliate; or (b) in connection with a Change of Control or with the transfer or sale of all or substantially all of the business or assets of the Licensee to which this Agreement relates. In such case, the assigning Party shall provide the other Party with written notice of such assignment as soon as practicable. No delegation or other transfer will relieve such Party of any of its obligations or performance under this Agreement, whether by Change of Control, restructuring, sale of business unit or product line divestiture, or other transaction, and whether this Agreement is expressly assigned or is assumed by the acquirer by operation of law. Any purported assignment, delegation, or transfer in violation of this Section 16 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

17. Miscellaneous.

(a) Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding: (i) subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor’s rejection of this Agreement; and (ii) Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

(b) Further Assurances. Each Party shall and shall cause its respective Affiliates to, upon the reasonable request of the other Party, promptly execute such documents and take such further actions as may be necessary to carry out the intent and purposes of this Agreement and give full effect to the terms thereof.

(c) Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

(d) Press Release / Public Statements. Neither Party shall issue a press release regarding the execution of this Agreement or otherwise disclose or publicize the existence or terms of this Agreement or that a business relationship exists with the other Party, without the express written permission of the other Party. The Parties shall agree on a press release to be issued after the filing of a first U.S. IND for a Licensed Product by Licensee. Notwithstanding the foregoing, Licensor may disclose the title of this Agreement, the subject matter of this Agreement, the identity of the Licensee including the Licensee’s country of incorporation), the terms and conditions of this Agreement, the total amount payable to Licensor under this Agreement, the date of confirmation of the execution of this Agreement, date of Licensor’s board of directors meeting approving the execution of this Agreement, the Effective Date, and the term of this Agreement in compliance with applicable laws and the securities exchange regulations without Licensee’s prior written consent, provided that such disclosure shall not indicate that the Agreement is related to the fields of radiotherapeutics or radiodiagnostics and provided further that the name of the Licensee will not be disclosed for a period of time agreed by the Parties, not to exceed five (5) years from the Effective Date. After such time that the existence of this Agreement and identification of the Parties has been made public in accordance with this Section 17, each Party may refer to this Agreement and the existence of the business relationship in the normal course of conducting its business. Neither Party may use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the other Party’s prior written consent. Each Party shall confidentiality submit to the other Party for its review any proposed academic, scientific or medical abstract, poster, publication or public presentation (substantially in final form) that is related to the [***], at least thirty (30) days before submission for publication or presentation provided that either Party may redact information that specifically relates to ARCs. The publishing Party will reasonably consider comments submitted by the reviewing Party during the thirty (30) day period and delete any of the reviewing Party’s Confidential Information identified therein. In addition, the publishing Party agrees to delay submission for twenty-one (21) days after the thirty (30) day period if the reviewing Party demonstrates reasonable need for such extension for the preparation and filing of patent applications on subject matter described in the publication. Each Party will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 17(d) provided that express written consent of a Party must be given in order for an employee or other affiliated person of that Party to be named as an author or otherwise acknowledged on any publication of the other Party.

(e) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:

ISU ABXIS Co., Ltd.

Global R&D Center C-5F

Daewaongpangyo-ro 712 beon-gil

Budang-gu, Seongnam si, Gyeonggi-do,

Republic of Korea, 13488

Attention: [***] With Copies by E-mail to: [***]

If to Licensee:

Actinium Pharmaceuticals, Inc.

100 Park Avenue, 23rd Floor

New York, NY 10017 USA

Attention: [***] With Copies by E-mail to: [***]

Notices sent in accordance with this Section will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized courier with confirmation of delivery; or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid provided that actual delivery is confirmed. Emails shall not themselves constitute notice but all notices to a recipient shall always be copied to the recipient at the recipient’s email address(es) set forth above.

(f) Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(g) Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, except that nothing in this Agreement shall negate or foreshorten any previous obligations of confidentiality agreed to by the Parties.

(h) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(i) Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(j) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(k) Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of New York (USA) without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any disputes, controversies or differences arising out of or in relation to this Agreement or the breach hereof that cannot be settled amicably, shall be exclusively and finally settled by arbitration. The arbitration shall be conducted by the American Arbitration Association (AAA) by a panel of three arbitrators in the United States in accordance with its then current commercial arbitration rules.

(l) Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(m) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Each Party may execute this Agreement by handwritten signature or by electronic signature (in whatever form the electronic signature takes) or in Portable Document Format (or other file format) sent by electronic means.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

ISU ABXIS CO., LTD.

By:	/s/ Yeob Hwang
Name:	Yeob Hwang
Title:	CEO
Date signed: June 24, 2024

ACTINIUM PHARMACEUTICALS, INC.

By:	/s/ Sandesh Seth
Name:	Sandesh Seth
Title:	CEO
Date signed: June 25, 2024

EXHIBIT A

Amino Acid Sequences of [***]

[SCHEDULE OMITTED]

Omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of this omitted schedule to the Securities and Exchange Commission upon request.

EXHIBIT B

Schedule of Patents and Patent Applications

[SCHEDULE OMITTED]

Omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of this omitted schedule to the Securities and Exchange Commission upon request.

EXHIBIT C

Materials to be Transferred to Licensee

[SCHEDULE OMITTED]

Omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of this omitted schedule to the Securities and Exchange Commission upon request.

EXHIBIT D

Payments

(Denominated in United States Dollars)

1. Upfront and Milestone Payments (each to be made one-time only and for only the first Licensed Product to achieve the qualifying milestone event as set forth below)

Upfront Payment	[***]
Development Milestone — United States (US) IND submission	[***]
Development Milestone — Completion of US Phase II clinical trial	[***]
Development Milestone — Completion of US Phase III clinical trial	[***]
Regulatory Milestone — Marketing Approval in US	[***]
Regulatory Milestone — Marketing Approval in European Union (after pricing & reimbursement)	[***]
Sales Milestone — Global Net Sales equal or exceed [***]	[***]
Sales Milestone — Global Net Sales equal or exceed [***]	[***]
Sales Milestone — Global Net Sales equal or exceed [***]	[***]

In the event that the first Marketing Approval of a Licensed Product is obtained without Licensee achieving any one or all of the above Development Milestone Events, then such Development Milestone Event(s) will be deemed achieved upon such Marketing Approval being obtained and the applicable Development Milestone Payment(s) shall be paid by Licensee together with the applicable first Regulatory Milestone Payment due under this Agreement, provided that for any such Development Milestone Events that are deemed achieved but are not actually achieved, the applicable corresponding Development Milestone Payment shall, at Licensee’s option, be paid by Licensee to Licensor [***].

If Licensee obtains first Marketing Approval with respect to a Licensed Product Diagnostic, Licensee shall pay Licensor [***] of the total Development Milestone Payments upon such Marketing Approval being obtained and the remaining [***] when the first Licensed Product Therapeutic achieves the respective Development Milestone Event.

If the first Licensed Product to achieve the respective Marketing Approval is a Licensed Product Therapeutic the maximum Regulatory Milestone Payment shall be made to Licensor upon achieving the milestone. If the first Licensed Product to achieve the respective Marketing Approval is a Licensed Product Diagnostic, [***] of the respective Maximum Regulatory Milestone Payment shall be made to Licensor, and the remaining [***] of the respective maximum Regulatory Milestone Payment shall be paid to Licensor when the first Licensed Product Therapeutic achieves the corresponding Regulatory Milestone Event.

The Sales Milestone Payments above shall be paid upon aggregate Net Sales of all Licensed Products that achieves the stated level of Net Sales during a calendar year and are to be paid only once.

2. Sublicense Payments

If the Sublicense is granted with respect to any one or more Licensed Products:

(a) [***] of Sublicense Fees in excess of [***] received by Licensee pursuant to a Sublicense Agreement entered into prior to initiation of a Phase 1 clinical trial for a Licensed Product Therapeutic;

(b) [***] of Sublicense Fees in excess of [***] received by Licensee pursuant to a Sublicense Agreement entered into after initiation of a Phase 1 clinical trial but before initiation of a Phase 2 clinical trial for a Licensed Product Therapeutic;

(c) [***] of Sublicense Fees in excess of [***] received by Licensee pursuant to a Sublicense Agreement entered into after initiation of a Phase 2 clinical trial but prior to initiation of a Phase 3 clinical trial for a Licensed Product Therapeutic.

EXHIBIT E

Development Plan

[SCHEDULE OMITTED]

Omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of this omitted schedule to the Securities and Exchange Commission upon request.

32